                                                                     EXHIBIT 2.2

                                AMENDMENT NO. 1

          AMENDMENT No. 1 dated as of December 6, 1999 (this "Amendment") by and between Wilmar Industries, Inc., a New Jersey corporation ("Buyer"), and The Dyson-Kissner-Moran Corporation, a Delaware corporation ("Seller"), to that certain Stock Purchase Agreement dated as of November 15, 1999 (the "Purchase Agreement") by and among Buyer and Seller and to the Disclosure Schedules to the Purchase Agreement. Capitalized terms used herein and in the Schedules hereto and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

                              W I T N E S S E T H
                              -------------------

          WHEREAS, the parties hereto desire to amend the Disclosure Schedules and the Purchase Agreement as more particularly described below.

          NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                                   AMENDMENT

          1.1 The parties hereto acknowledge and agree that Schedule 7.12 of the Disclosure Schedules to the Purchase Agreement is hereby deleted in its entirety and a new Schedule 7.12 set forth as Schedule A attached hereto shall be substituted in lieu thereof.

          1.2 The parties hereto acknowledge and agree that Schedule 5.1(b) of the Disclosure Schedules to the Purchase Agreement is hereby amended by deleting the reference to "Mississippi" under the subheading "I. Trayco of S.C., Inc., a
                                                         -----------------------
Delaware corporation."
--------------------

          1.3 The parties hereto acknowledge and agree that the reference in the first sentence of Section 5.3 of the Purchase Agreement to "1,000 shares" is hereby deleted and replaced with a reference to "2,000 shares."

          1.4 The parties hereto acknowledge and agree that the Effective Time of the purchase and sale of the Shares shall be 12:01 A.M. on November 27, 1999. The purchase and sale of the Shares shall be deemed to have occurred as of the Effective Time, and the business and affairs of the Company shall be deemed to have been operated for the account of Buyer after the Effective Time.


          1.5 The parties hereto acknowledge and agree that the Base Purchase Price payable by Buyer to Seller at the Closing shall be $85,000,000 plus interest at the rate of 8.5% per annum per day for each day after the Effective Time (but including November 27, 1999) to and including the Closing Date.

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                                                                               2

          1.6 The parties hereto acknowledge and agree that all references to "Closing Date", "Closing" and/or "date hereof" set forth in (i) Sections 1.3(e), 5.21, 5.22, 5.23, 5.28, 7.13, 7.15, 9.1(c), 9.1(e), 9.1(f) and 9.1(h) of the
Purchase Agreement and (ii) the definitions of Former Employees and Seller Tax Period in Annex A to the Purchase Agreement are hereby deleted and replaced with references to "Effective Time."

          1.7 The parties hereto acknowledge and agree that the references to "Effective Time" set forth in Section 1.4 of the Purchase Agreement are hereby replaced with references to "Closing Date."

          1.8 The parties hereto acknowledge and agree that the phrase "or which was outstanding as of the Closing Date" set forth in Section 7.12 of the Purchase Agreement is hereby deleted and replaced with a reference to "or which was outstanding as of the Effective Time."

          1.9 The parties hereto acknowledge and agree that the reference to "Closing Date" the second time it appears in the first sentence of Section 1.3(a) of the Purchase Agreement is hereby replaced with a reference to "Effective Time."

          1.10 The parties acknowledge and agree that the Closing and the Closing Date referred to in Section 2.1 of the Purchase Agreement shall take place on and shall be, as the case may be, the date of this Amendment.

          1.11 The parties hereto acknowledge and agree that Section 3 of the Purchase Agreement is amended to add thereto the following:

                "3.10  Insurance Side Letter. Seller shall deliver to
                       ---------------------
          Buyer the letter in the form of Schedule C attached to Amendment No. 1 hereto, which letter shall be addressed to Buyer's insurance agent."

          1.12 Notwithstanding anything to the contrary contained in the Disclosure Schedules or the Purchase Agreement, the parties hereto acknowledge and agree that the provisions and procedures set forth on Schedule B to this Amendment shall augment, amend and supersede, as applicable, any contrary or conflicting provisions or procedures set forth in the Disclosure Schedules or in the Purchase Agreement. It is the intention and agreement of the parties hereto that the provisions and procedures set forth in such Schedule B shall control over any contrary or conflicting provisions set forth in the Disclosure Schedules or in the Purchase Agreement.



                                  ARTICLE II.

                                 MISCELLANEOUS

          2.1   Invalidity, Etc.  If any provision of this Amendment, or the
                ----------------
application of any such provision to any person or circumstance, shall be held invalid by a court of competent
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                                                                               3

jurisdiction, the remainder of this Amendment, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

          2.2  Governing Law.  This Amendment shall be interpreted, construed,
               -------------
and enforced under and according to the laws of the State of New Jersey.

          2.3  Counterparts.  This Amendment may be executed in counterparts,
               ------------
each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

          2.4  Ratification.  Except as amended hereby, the Disclosure Schedules
               ------------
to the Purchase Agreement and the Purchase Agreement are hereby ratified and confirmed in all respects.

                              *     *    *
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                                                                               4

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.



                                    BUYER:

                                    WILMAR INDUSTRIES, INC.



                                    By:    /s/ Fred B. Gross
                                       -----------------------------------
                                       Name:    Fred B. Gross
                                       Title:   Vice President

                                    SELLER:

                                    THE DYSON-KISSNER-MORAN
                                     CORPORATION


                                    By:    /s/ Robert D. Farley
                                       -----------------------------------
                                       Name:    Robert D. Farley
                                       Title:   Vice President
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List of Schedules
-----------------


Schedule A  Amendment to Schedule 7.12 of the Disclosure Schedule
Schedule B Certain Closing Balance Sheet Provisions and Procedures Schedule C Insurance Side Letter

The aforementioned is a list of all omitted schedules. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon request.